Utz Brands Reports Second Quarter 2024 Results and
Raises FY’24 Adjusted Earnings Per Share Outlook

Hanover, PA – August 1, 2024 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap value Staples equity, today reported financial results for the Company’s fiscal second quarter ended June 30, 2024.

2Q’24 Summary(1)
•Net Sales of $356.2 million
•Organic Net Sales increased 1.6%
•Gross Profit Margin expansion of 260bps
•Adjusted Gross Profit Margin expansion of 260bps
•Net Income of $25.4 million
•Adjusted EBITDA increased 10.0% to $49.7 million
•Earnings per share of $0.23
•Adjusted Earnings per share increased 46.2% to $0.19

(1) All comparisons for the second quarter of 2024 are compared to the second quarter ended July 2, 2023.
"I'm pleased with our continued strong momentum in the second quarter, as we gained dollar, pound, and unit share in the Salty Snack category for the third consecutive quarter. In addition, we delivered our sixth consecutive quarter of year-over-year Adjusted EBITDA Margin expansion, driven by strong Adjusted Gross Profit Margin growth, and we increased Adjusted Earnings per Share by 46%," said Howard Friedman, Chief Executive Officer of Utz. "We made necessary adjustments to our promotional activities during the quarter to address consumer value expectations. Our accelerated productivity cost savings provide us the flexibility to both continue to expand our margins and increase investments behind our brands to support our geographic expansion. We expect our growth opportunities will drive strong volume growth in the second half of the year."

Second Quarter 2024 Results

Second quarter net sales were $356.2 million compared to $362.9 million in the prior year period. The divestiture of the R.W. Garcia® and Good Health® brands impacted net sales growth by (3.3%), and the Company’s continued shift to independent operators (IOs) and the resulting increase in sales discounts impacted net sales growth by an estimated (0.1%). Organic Net Sales increased 1.6% led by increased volume/mix of 2.3% driven by strong growth of the Company’s Power Brands, partially offset by lower net price realization of (0.7%).

For the 13-week period ended June 30, 2024, the Company’s retail sales, as measured by Circana MULO-C, increased 1.1% versus the prior-year period led by volume growth of 3.2%. The Company’s total Power Brands’ retail sales increased 1.7% versus the prior-year period and the Company’s Power Four Brands of Utz®, On The Border®, Zapp’s® and Boulder Canyon® increased 2.8%.

Gross profit margin of 35.0% expanded 260bps compared to 32.4% in the prior year period. Adjusted Gross Profit Margin of 37.6% also expanded 260bps compared to 35.0% in the prior year period as the benefits from productivity and favorable sales volume/mix more than offset supply chain cost inflation, investments to support the Company’s productivity initiatives and lower pricing. The continued shift to IOs impacted Adjusted Gross Profit Margin by approximately 10bps, but with offsetting benefits in Selling, Distribution, and Administrative (SD&A) expense.

SD&A expenses were $104.6 million compared to $114.5 million in the prior year period. Adjusted SD&A Expenses were $84.5 million compared to $81.7 million in the prior year period primarily due to increased marketing spend, higher distribution costs, and investments in capabilities. These expenses were partially offset by productivity benefits.

The Company reported net income of $25.4 million compared to a net loss of $(8.6) million in the prior year period. Adjusted Net Income in the quarter increased 46.3% to $27.5 million compared to $18.8 million in the prior year period. Adjusted Earnings per share increased 46.2% to $0.19 compared to $0.13 in the prior year period. The Adjusted Earnings per share growth in the second quarter was the result of operating earnings growth, lower core depreciation and amortization expense, and lower interest expense as a result of increased long-term debt repayment.

Adjusted EBITDA increased 10.0% to $49.7 million, or 14.0% as a percentage of net sales, compared to $45.2 million, or 12.5% as a percentage of net sales, in the prior year period. The Adjusted EBITDA margin improvement was driven by Adjusted Gross Margin expansion primarily due to the Company’s productivity programs.

Balance Sheet and Cash Flow Highlights

•As of June 30, 2024
◦Total liquidity of $196.9 million, consisting of cash on hand of $66.6 million and $130.3 million available under the Company’s revolving credit facility.
◦Net debt of $747.5 million resulting in a Net Leverage Ratio of 3.8x based on trailing twelve months Normalized Adjusted EBITDA of $194.6 million.
◦In April 2024, the Company:
▪Used ~$9.0 million of net proceeds from its most recent plant dispositions to pay down long-term debt and increased its cash balance by ~$5.0 million resulting in a ~$14.0 million reduction of net debt.
▪Completed a repricing of its $630 million Term Loan which reduced the applicable interest rate on the Term Loan by approximately 36 bps (assuming one-month SOFR) from Term SOFR plus a credit spread adjustment plus 3.00% to Term SOFR plus 2.75%.
▪The Company estimates that the combination of the ~$9.0 million debt paydown and the repricing of the Term Loam will result in cash interest expense savings of ~$3.0 million annually.

•For the twenty-six weeks ended June 30, 2024
◦Cash flow used in operations was $(0.2) million, which reflects the seasonal use of working capital, and also includes an approximately $30 million impact from the sale of Good Health® and R.W. Garcia®, and the manufacturing facilities.
◦Capital expenditures were $37.8 million, and dividend and distributions paid were $18.9 million.

Fiscal Year 2024 Outlook

•The Company is modestly revising its outlook for Organic Net Sales growth from ~3% or better to now ~3%. The revised outlook is due to a more moderate growth outlook for the Salty Snack Category. The Company continues to expect Organic Net Sales growth driven by volume growth, fueled by increased marketing investments, product innovation, already achieved distribution gains, and an easier second half growth comparison. The Company’s outlook also assumes net sales will be impacted by ~$45 million due to the sale of the Good Health® and R.W. Garcia® brands.

•The Company is reaffirming its outlook for Adjusted EBITDA growth of 5%-8% and assumes the estimated impact of the forgone profit contribution from the brands divested in February 2024 are mostly offset by accelerated cost savings and the transition services agreement.

•The Company is raising its outlook for Adjusted Earnings per Share growth from 23%-28%, to 28%-32%. The improved growth rate expectation is the result of a more favorable effective tax rate and lower core depreciation and amortization expense resulting from the Company’s plant divestitures in April 2024.

The Company also expects:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 17%-19% (previously 18%-20%);
•Interest expense of ~$47 million (unchanged);
•Capital expenditures in the range of $80-$90 million (unchanged); and
•Net Leverage Ratio of ~3.6x (unchanged) at year-end fiscal 2024.

With respect to projected fiscal 2024 Organic Net Sales, Adjusted EBITDA and Adjusted Earnings Per Share, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Organic Net Sales, Adjusted EBITDA and Adjusted Earnings Per Share, respectively. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company has also posted a pre-recorded management discussion of its second quarter results to its website at https://investors.utzsnacks.com. In addition, the Company will host a live question and answer session with analysts at 8:00 a.m. Eastern Time today. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast. Participants can also dial in over the phone by calling 1-888-596-4144. The Event Plus passcode is 3860587. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Investor Contact
Kevin Powers
Utz Brands, Inc.
kpowers@utzsnacks.com

Media Contact
Kevin Brick

Utz Brands, Inc.
kbrick@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “will”, “expect”, “intends”, “goal” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, plans related to transformation of the Company’s supply chain; the Company’s product mix; the Company’s ability to reduce debt and the anticipated interest expense savings from the repricing of the $630 million Term Loan; the Company’s cost savings plans and the Company’s logistics optimization efforts; the estimated or anticipated future results and benefits of the Company’s plans and operations; the effects of inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives, the effects of the Company’s marketing and innovation initiatives, future capital structure, future opportunities for the Company, statements regarding the Company’s projected balance sheet and liabilities, including net leverage, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Factors that may cause such differences include, but are not limited to: the risk that the Company’s gross profit margins may be adversely impacted by a variety of factors, including variations in raw materials pricing, retail customer requirements and mix, sales velocities and required promotional support; changes in consumers’ loyalty to the Company’s brands due to factors beyond the Company’s control, including changes in consumer spending due to factors such as increasing household debt; changes in demand for the Company’s products affected by changes in consumer preferences and tastes or if the Company is unable to innovate or market its products effectively, particularly in the Company’s Expansion geographies; costs associated with building brand loyalty and interest in the Company’s products which may be affected by actions by the Company’s competitors’ that result in the Company’s products not suitably differentiated from the products of their competitors; consolidation of key suppliers to the Company; inability of the Company to adopt efficiencies into its manufacturing processes, including automation and labor optimization, its network, including through plant consolidation and lowest landed cost for shipping its products, or its logistics operations; fluctuations in results of operations of the Company from quarter to quarter because of changes in promotional activities; the possibility that the Company may be adversely affected by other economic, business, or competitive factors; the risk that recently completed business combinations and other acquisitions recently completed by the Company (collectively, the “Business Combinations”) or dispositions that disrupt plans and operations; the ability to recognize the anticipated benefits of such Business Combinations or dispositions, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees; the outcome of any legal proceedings that may be instituted against the Company following the consummation of such Business Combinations or dispositions; changes in applicable law or regulations; costs related to the Business Combinations or dispositions; the ability of the Company to maintain the listing of the Company’s Class A Common Stock on the New York Stock Exchange; the inability of the Company to develop and maintain effective internal controls; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed with the Commission, for the fiscal year ended December 31, 2023, and other reports filed by the Company with the Commission. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identifies trends in our underlying operating results, and provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (GAAP) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales
•Adjusted Net Income
•Adjusted Earnings Per Share
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Net Leverage Ratio

Organic Net Sales is defined as net sales excluding the impacts of acquisitions, divestitures and IO route conversions.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin on Net Sales.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non- cash item. In addition, Adjusted Selling, Distribution, and Administrative Expense excludes the impact of costs that fall within the categories of non-cash adjustments and non-recurring items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative Margin on Net Sales.

Adjusted Net Income is defined as Net Income excluding the additional Depreciation and Amortization expense, a non-cash item, related to the Business Combination with Collier Creek Holdings and the acquisitions of Kennedy Endeavors, Kitchen Cooked, Inventure, Golden Flake, Truco Enterprises, R.W. Garcia and Festida. In addition, Adjusted Net Income is also adjusted to exclude deferred financing fees, interest income, and expense relating to IO loans and certain non-cash items, such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Per Share is defined as Adjusted Net Income (as defined, herein) divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the Private Placement Warrants are net settled and the Shares of Class V Common Stock held by Continuing Members are converted to Class A Common Stock.

EBITDA is defined as Net Income Before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives; and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by companies in this industry. We also provide in this release, Adjusted EBITDA as a percentage of Net Sales, as an additional measure for readers to evaluate our Adjusted EBITDA Margin on Net Sales.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA for certain acquisitions and dispositions from time to time.

Net Leverage Ratio is defined as Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended June 30, 2024 and July 2, 2023
(In thousands, except share information)
(Unaudited)

(in thousands)	Thirteen weeks ended June 30, 2024	Thirteen weeks ended July 2, 2023
Net sales	$356,190	$362,853
Cost of goods sold	231,436	245,460
Gross profit	124,754	117,393

Selling, distribution, and administrative expenses
Selling and distribution	73,780	66,869
Administrative	30,813	47,584
Total selling, distribution, and administrative expenses	104,593	114,453

Gain (loss) on sale of assets, net	2,373	(279)

Income from operations	22,534	2,661
Other income (expense), net
Interest expense	(10,209)	(15,019)
Loss on debt extinguishment	(1,273)	—
Other income	198	272
Gain on remeasurement of warrant liability	12,888	2,808
Other income (expense), net	1,604	(11,939)

Income (loss) before taxes	24,138	(9,278)
Income tax benefit	(1,309)	(725)
Net income (loss)	25,447	(8,553)
Net (income) loss attributable to noncontrolling interest	(5,599)	4,429
Net income (loss) attributable to controlling interest	$19,848	$(4,124)

Income (loss) per Class A Common stock: (in dollars)
Basic	$0.24	$(0.05)
Diluted	$0.23	$(0.05)
Weighted-average shares of Class A Common stock outstanding
Basic	81,457,014	81,063,457
Diluted	84,954,412	81,063,457

Net income (loss)	$25,447	$(8,553)
Other comprehensive (loss) income:
Change in fair value of interest rate swap	(2,142)	9,572
Comprehensive income	23,305	1,019
Net comprehensive (income) loss attributable to noncontrolling interest	(4,696)	383
Net comprehensive income attributable to controlling interest	$18,609	$1,402

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the twenty-six weeks ended June 30, 2024 and July 2, 2023
(In thousands, except share information)
(Unaudited)

(in thousands)	Twenty-six weeks ended June 30, 2024	Twenty-six weeks ended July 2, 2023
Net sales	$702,713	$714,286
Cost of goods sold	458,386	492,397
Gross profit	244,327	221,889

Selling, distribution, and administrative expenses
Selling and distribution	147,446	131,915
Administrative	66,595	88,624
Total selling, distribution, and administrative expenses	214,041	220,539

Gain (loss) on sale of assets, net	1,903	(787)

Income from operations	32,189	563
Other income (expense), net
Gain on sale of business	44,015	—
Interest expense	(24,040)	(29,397)
Loss on debt extinguishment	(1,273)	—
Other income	1,108	1,887
Gain on remeasurement of warrant liability	1,080	576
Other income (expense), net	20,890	(26,934)

Income (loss) before taxes	53,079	(26,371)
Income tax expense (benefit)	25,236	(3,336)
Net income (loss)	27,843	(23,035)
Net (income) loss attributable to noncontrolling interest	(11,986)	9,784
Net income (loss) attributable to controlling interest	$15,857	$(13,251)

Income (loss) per Class A Common stock: (in dollars)
Basic	$0.19	$(0.16)
Diluted	$0.19	$(0.16)
Weighted-average shares of Class A Common stock outstanding
Basic	81,423,240	81,020,732
Diluted	84,762,662	81,020,732

Net income (loss)	$27,843	$(23,035)
Other comprehensive income (loss):
Change in fair value of interest rate swap	2,517	(753)
Comprehensive income (loss)	30,360	(23,788)
Net comprehensive (income) loss attributable to noncontrolling interest	(13,048)	10,105
Net comprehensive income (loss) attributable to controlling interest	$17,312	$(13,683)

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
June 30, 2024 and December 31, 2023
(In thousands, except per share information)

	As of June 30, 2024	As of December 31, 2023
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$66,574	$52,023
Accounts receivable, less allowance of $3,077 and $2,933, respectively	137,962	135,130
Inventories	100,710	104,666
Prepaid expenses and other assets	44,539	30,997
Current portion of notes receivable	4,581	5,237
Total current assets	354,366	328,053
Non-current Assets
Assets held for sale	—	7,559
Property, plant and equipment, net	300,050	318,881
Goodwill	870,695	915,295
Intangible assets, net	1,012,447	1,063,413
Non-current portion of notes receivable	9,968	12,413
Other assets	102,590	101,122
Total non-current assets	2,295,750	2,418,683
Total assets	$2,650,116	$2,746,736
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$12,034	$21,086
Current portion of other notes payable	7,365	7,649
Accounts payable	121,793	124,361
Accrued expenses and other	68,263	77,590
Total current liabilities	209,455	230,686
Non-current portion of term debt and revolving credit facility	785,539	878,511
Non-current portion of other notes payable	17,291	19,174
Non-current accrued expenses and other	73,843	76,720
Non-current warrant liability	42,192	43,272
Deferred tax liability	116,068	114,690
Total non-current liabilities	1,034,933	1,132,367
Total liabilities	1,244,388	1,363,053
Commitments and Contingencies
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 81,530,122 and 81,187,977 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	8	8
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 59,349,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023	6	6
Additional paid-in capital	955,280	944,573
Accumulated deficit	(293,750)	(298,049)
Accumulated other comprehensive income	24,413	22,958
Total stockholders' equity	685,957	669,496
Noncontrolling interest	719,771	714,187
Total equity	1,405,728	1,383,683
Total liabilities and equity	$2,650,116	$2,746,736

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the twenty-six weeks ended June 30, 2024 and July 2, 2023
(In thousands)
(Unaudited)

	Twenty-six weeks ended June 30, 2024	Twenty-six weeks ended July 2, 2023
Cash flows from operating activities
Net income (loss)	$27,843	$(23,035)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Impairment and other charges	—	9,548
Depreciation and amortization	35,883	40,405
Gain on sale of business	(44,015)	—
Gain on remeasurement of warrant liability	(1,080)	(576)
(Gain) loss on sale of assets	(1,903)	787
Loss on debt extinguishment	1,273	—
Share-based compensation	9,174	8,939
Deferred taxes	6,445	(2,003)
Deferred financing costs	2,509	451
Changes in assets and liabilities:
Accounts receivable, net	(9,628)	(3,992)
Inventories	(3,969)	(4,379)
Prepaid expenses and other assets	(15,140)	(11,687)
Accounts payable and accrued expenses and other	(7,561)	(18,773)
Net cash used in operating activities	(169)	(4,315)
Cash flows from investing activities
Purchases of property and equipment	(37,781)	(30,158)
Purchases of intangibles	(9,220)	—
Proceeds from sale of property and equipment	24,062	959
Proceeds from sale of business	167,500	—
Proceeds from sale of routes	13,669	12,446
Proceeds from the sale of IO notes	1,544	2,161
Notes receivable	(18,834)	(16,191)
Net cash provided by (used in) investing activities	140,940	(30,783)
Cash flows from financing activities
Borrowings on line of credit	92,000	61,000
Repayments on line of credit	(47,191)	—
Borrowings on term debt and notes payable	16,618	3,246
Repayments on term debt and notes payable	(166,608)	(11,785)
Payment of debt issuance cost	(733)	—
Payments of tax withholding requirements for employee stock awards	(1,397)	(589)
Dividends paid	(9,428)	(9,281)
Distribution to noncontrolling interest	(9,481)	(6,766)
Net cash (used in) provided by financing activities	(126,220)	35,825
Net increase in cash and cash equivalents	14,551	727
Cash and cash equivalents at beginning of period	52,023	72,930
Cash and cash equivalents at end of period	$66,574	$73,657

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

Net Sales and Organic Net Sales

	13-Weeks Ended			26-Weeks Ended
(dollars in millions)	June 30, 2024	July 2, 2023	Change	June 30, 2024	July 2, 2023	Change
Net Sales as Reported	$356.2	$362.9	(1.8)%	$702.7	$714.3	(1.6)%
Impact of Dispositions	—	(11.8)		—	(20.3)
Impact of IO Conversions	0.5	—		2.0	—
Organic Net Sales (1)	$356.7	$351.1	1.6%	$704.7	$694.0	1.5%
(1) Organic Net Sales excludes the Impact of Dispositions and the Impact of IO Conversions that took place after Q2 2023.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Gross Profit	$124.8	$117.4	$244.3	$221.9
Gross Profit as a % of Net Sales	35.0%	32.4%	34.8%	31.1%
Depreciation and Amortization	6.7	9.0	13.9	17.6
Non-Cash, Non-recurring adjustments	2.6	0.5	4.6	8.4
Adjusted Gross Profit	$134.1	$126.9	$262.8	$247.9
Adjusted Gross Profit as a % of Net Sales	37.6%	35.0%	37.4%	34.7%

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Selling, Distribution, and Administrative Expense	$104.6	$114.5	$214.0	$220.5
Depreciation and Amortization in SD&A Expense	(10.9)	(11.3)	(22.0)	(22.8)
Non-Cash, and/or Non-recurring Adjustments	(9.2)	(21.5)	(22.1)	(35.5)
Adjusted Selling, Distribution, and Administrative Expense	$84.5	$81.7	$169.9	$162.2
Adjusted SD&A Expense as a % of Net Sales	23.7%	22.5%	24.2%	22.7%

Adjusted Net Income

	13-Weeks Ended		26-Weeks Ended
(dollars in millions, except per share data)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net Income (Loss)	$25.4	$(8.6)	$27.8	$(23.0)
Income Tax Expense (Benefit)	(1.3)	(0.7)	25.2	(3.3)
Income (loss) Before Taxes	24.1	(9.3)	53.0	(26.3)
Deferred Financing Fees	0.7	0.5	2.5	0.5
Acquisition Step-Up Depreciation and Amortization	10.8	11.7	22.3	23.6
Certain Non-Cash Adjustments	4.9	8.5	8.9	17.7
Acquisition, Divestiture and Integration	1.1	3.7	(37.3)	7.4
Business and Transformation Initiatives	4.5	10.3	10.3	18.5
Financing-Related Costs	0.3	—	0.3	0.1
Loss on Remeasurement of Warrant Liability	(12.9)	(2.8)	(1.1)	(0.6)
Other Non-Cash and/or Non-Recurring Adjustments	9.4	31.9	5.9	67.2
Adjusted Earnings before Taxes	33.5	22.6	58.9	40.9
Taxes on Earnings as Reported	1.3	0.7	(25.2)	3.3
Income Tax Adjustments(1)	(7.3)	(4.5)	14.6	(10.4)
Adjusted Taxes on Earnings	(6.0)	(3.8)	(10.6)	(7.1)
Adjusted Net Income	$27.5	$18.8	$48.3	$33.8

Average Weighted Basic Shares Outstanding on an As-Converted Basis	140.8	140.4	140.8	140.4
Fully Diluted Shares on an As-Converted Basis	144.3	143.2	144.1	143.0
Adjusted Earnings Per Share	$0.19	$0.13	$0.34	$0.24

(1) Income Tax Adjustment calculated as (Loss) Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other Non-Cash and/or Non-Recurring Adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Loss. The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Core D&A - Non-Acquisition-related included in Gross Profit	$4.6	$6.3	$9.2	$12.1
Step-Up D&A - Transaction-related included in Gross Profit	2.1	2.7	4.7	5.5
Depreciation & Amortization - included in Gross Profit	6.7	9.0	13.9	17.6

Core D&A - Non-Acquisition-related included in SD&A Expense	$2.2	2.3	$4.4	4.7
Step-Up D&A - Transaction-related included in SD&A Expense	8.7	9.0	17.6	18.1
Depreciation & Amortization - included in SD&A Expense	10.9	11.3	22.0	22.8

Depreciation & Amortization - Total	$17.6	$20.3	$35.9	$40.4

Core Depreciation and Amortization	$6.8	$8.6	$13.6	$16.8
Step-Up Depreciation and Amortization	$10.8	11.7	$22.3	23.6
Total Depreciation and Amortization	$17.6	$20.3	$35.9	$40.4

EBITDA and Adjusted EBITDA

	13-Weeks Ended		26-Weeks Ended
(dollars in millions)	June 30, 2024	July 2, 2023	June 30, 2024	July 2, 2023
Net Income (Loss)	$25.4	$(8.6)	$27.8	$(23.0)
Plus non-GAAP adjustments:
Income Tax Expense (Benefit)	(1.3)	(0.7)	25.2	(3.3)
Depreciation and Amortization	17.6	20.3	35.9	40.4
Interest Expense, Net	10.2	15.0	24.0	29.4
Interest Income from IO loans(1)	(0.1)	(0.5)	(0.9)	(0.9)
EBITDA	51.8	25.5	112.0	42.6
Certain Non-Cash Adjustments(2)	4.9	8.5	8.9	17.7
Acquisition, Divestiture and Integration(3)	1.1	3.7	(37.3)	7.4
Business Transformation Initiatives(4)	4.5	10.3	10.3	18.5
Financing-Related Costs(5)	0.3	—	0.3	0.1
Gain on Remeasurement of Warrant Liability(6)	(12.9)	(2.8)	(1.1)	(0.6)
Adjusted EBITDA	$49.7	$45.2	$93.1	$85.7

Net income (loss) as a % of Net Sales	7.1%	(2.4)%	4.0%	(3.2)%
Adjusted EBITDA as a % of Net Sales	14.0%	12.5%	13.2%	12.0%

(1)Interest Income from IO loans refers to Interest Income that we earn from IO notes receivable that have resulted from our initiatives to transition from RSP distribution to IO distribution ("Business Transformation Initiatives"). There is a notes payable recorded that mirrors most of the IO notes receivable, and the interest expense associated with the notes payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $4.5 million and $3.4 million of share-based compensation expense, that was awarded to associates and directors, and compensation expense associated with the employee stock purchase plan (the "ESPP") and the omnibus equity incentive plan (the"OEIP") for the thirteen weeks ended June 30, 2024 and July 2, 2023, respectively. The Company incurred $8.4 million and $8.1 million of share-based compensation expense, that was awarded to associates and directors, and compensation expense associated with the ESPP and the OEIP for the twenty-six weeks ended June 30, 2024 and July 2, 2023, respectively.
Asset Impairments and Write-Offs — For the thirteen weeks ended July 2, 2023, the Company recorded an adjustment for an impairment of $7.6 million on fixed assets related to the Manufacturing Closure. During the twenty-six weeks ended July 2, 2023, the Company recorded impairments totaling $9.6 million.
Purchase Commitments and Other Adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitments related to unrealized gains and losses. The adjustment related to Purchase Commitments and Other Adjustments, including cloud computing amortization was expense (income) of $0.4 million and $(2.5) million for the thirteen weeks ended June 30, 2024 and July 2, 2023, respectively. The adjustment related to Purchase Commitments and Other Adjustments, including cloud computing amortization was $0.5 million and $0 million for the twenty-six weeks ended June 30, 2024 and July 2, 2023, respectively.
(3)Adjustment for Acquisition, Divestiture and Integration Costs and (Gains) – Such expenses were $1.1 million and $3.4 million for the thirteen weeks ended June 30, 2024 and July 2, 2023, respectively; and $6.7 million and $8.3 million for the twenty-six weeks ended June 30, 2024 and July 2, 2023, respectively. Additionally, other acquisitions and integration costs (income) of $0.3 million were recorded for the thirteen weeks ended July 2, 2023 and $(0.9) million for the twenty-six weeks ended July 2, 2023 related to the change in the liability associated with the Tax Receivable Agreement entered into in connection with the consummation of the business combination by the Company (formerly Collier Creek Holdings) with Utz Brands Holdings, LLC (“UBH”) pursuant to the terms of the Business Combination Agreement, dated as of June 5, 2020. Also included for the twenty-six weeks ended June 30, 2024 was a gain of $44.0 million related to the Good Health and R.W. Garcia Sale.
(4)Business Transformation Initiatives Adjustment – This adjustment is related to consultancy, professional, and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and enterprise resource planning system transition costs, fall into this category. The Company incurred such costs of $4.5 million and $5.6 million for the thirteen weeks ended June 30, 2024 and July 2, 2023, respectively, and $10.3 million and $13.8 million for the twenty-six weeks ended June 30, 2024 and July 2, 2023, respectively. Additionally, the thirteen and twenty-six weeks ended July 2, 2023 also includes expense of $4.7 million related to a contract termination. This agreement was a continuation of the Company's response to shifting production from a manufacturing facility that was damaged by a natural disaster in 2021.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains and losses – Such gains and losses related to the changes in the remeasurement of warrant liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the Warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the Warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2023						FY 2024
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2023		Q1	Q2	TTM
Adjusted EBITDA	$40.4	$45.2	$52.1	$49.4	$187.2	(1)	$43.4	$49.7	$194.6
Pre-Acquisition Adjusted EBITDA(1)	—	—	—	—	—		—	—	—
Normalized Adjusted EBITDA	$40.4	$45.2	$52.1	$49.4	$187.2	(1)	$43.4	$49.7	$194.6

(1) Does not total due to rounding.

Net Debt and Leverage Ratio

(dollars in millions)	As of June 30, 2024
Term Loan	$630.3
Real Estate Loan	60.9
ABL Facility	45.2
Capital Leases(1)	77.6
Deferred Purchase Price	0.1
Gross Debt(2)	814.1
Cash and Cash Equivalents	66.6
Total Net Debt	$747.5

Last 52-Weeks Normalized Adjusted EBITDA	$194.6

Net Leverage Ratio(3)	3.8x

(1) Capital Leases include equipment term loans and exclude the impact of step-up accounting.
(2) Excludes amounts related to guarantees on IO loans which are collateralized by routes. The Company has the ability to recover substantially all of the outstanding loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on Normalized Adjusted EBITDA of $194.6 million.